EXHIBIT 99.1


          Michael K. Devlin                                          Immediately
          Senior Vice President
          (617) 628-4000

                 CENTRAL BANCORP REPORTS THIRD QUARTER EARNINGS

     SOMERVILLE, MASSACHUSETTS, January 22, 2004-- Central Bancorp, Inc. (NASDAQ: CEBK) today reported net income of $575,000, or $0.37 per diluted share, for the three months ended December 31, 2003, compared to $910,000, or $0.58 per diluted share, for the corresponding quarter in the prior fiscal year. The current quarter's results include an insurance recovery of $53,000, net of taxes, attributable to the dispute with certain shareholders, which was settled during the previous quarter. In addition, during the quarter ended December 31, 2002, the Company incurred legal fees in connection with the shareholder dispute, which reduced net income by approximately $165,000.

     Earnings during the quarter ended December 31, 2003 were adversely affected by a decrease in net interest income of $659,000, as compared to the same quarter in the prior year. The gradual reduction in interest rates in recent years had a greater relative impact on the Company's yield on earning assets in the current fiscal year than on its cost of funds due to the limited opportunity to reduce deposit rates and the fixed cost of FHLB advances. In addition, the Company sold most of its current year fixed-rate residential mortgage loan originations due to the historically low rates prevailing during the period and invested the related proceeds on an overnight basis through September. Between October and December 2003, the Company reinvested the majority of its overnight funds in various intermediate-term investments and mortgage-backed securities in order to, among other things, increase its yield on earning assets. The Company experienced a reduction in its net interest margin from 3.73% in the quarter ended December 31, 2002 to 3.14% in the current quarter.

     For the nine months ended December 31, 2003, net income was $2,693,000, or $1.72 per diluted share, compared to $2,605,000, or $1.63 per diluted share in the year earlier period. The results in both years were affected by significant non-operating items, namely, the settlement of the previously announced REIT-related liability with the Massachusetts Department of Revenue and the net impact of certain legal costs and insurance recoveries associated with a shareholder dispute. Exclusive of the aggregate positive after-tax impact of $703,000 resulting from the Company's

                                   (continued)

Central Bancorp, Inc.
Page 2 of 3

June 2003 settlement of its REIT-related tax liability and the aforementioned insurance recoveries in the current year period and exclusive of the legal fees associated with the shareholder dispute, which reduced net income $165,000 in the prior year period, net income declined $780,000 compared to the year earlier period. This reduction was largely the result of a decrease in net interest income of $1.0 million in the first nine months of the current year, as compared to the prior year period.

     John D. Doherty, Chairman, President & Chief Executive Officer, stated, "The current interest-rate environment continues to create compression in our net interest margin. We believe that our strategy of selling most of our current year originations of fixed-rate residential mortgage loans is sound. During the third quarter, we purchased approximately $31 million in intermediate-term investment securities at a yield of 4.00% and increased our commercial real estate loans, which generally reprice every five years, by $17.5 million. These steps are expected to improve the yield on our earning assets during the remainder of the fiscal year."

     During the current quarter, the Company originated $26.6 million in commercial real estate and construction loans and $10.2 million in residential real estate loans. At December 31, 2003, the Company had nearly $167 million in outstanding commercial real estate and construction loans, representing 46% of the total loan portfolio. Loan quality continued to be outstanding with no loans delinquent in excess of 90 days at December 31, 2003.

     Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices and one limited-service high school branch in suburban Boston.

                           (See accompanying tables.)

--------------------------------------------------------------------------------
This press release contains financial information determined by methods other than in accordance with accounting methods generally accepted in the United
States of America ("GAAP"). The Company's management uses these non-GAAP measures in its analysis of the Company's performance. These measures typically adjust GAAP performance measures to exclude the effects of significant gains or losses that are unusual in nature. Because these items and their impact on the Company's performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance which may be presented by other companies.

     This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.
--------------------------------------------------------------------------------

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Central Bancorp, Inc.
Page 3 of  3

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Quarter Ended         Nine Months Ended
                                                     December 31,           December 31,
                                                 -------------------------------------------
                                                    2003       2002       2003       2002
                                                 -------------------------------------------
                                                      (Unaudited)            (Unaudited)
Net interest and dividend income                 $  3,693    $  4,352   $ 11,743    $ 12,748

Provision for loan losses                              50          --        150          --

Net gain (loss) on sales and write-downs
  of investment securities                             --          14       (135)       (196)

Gain on sale of loans                                  54          27        263          29

Other non-interest income                             253         265        756         754

Non-interest expenses                               3,017       3,200      8,776       9,222
                                                 --------    --------   --------    --------

  Income before taxes                                 933       1,458      3,701       4,113

Provision for income taxes                            358         548      1,008       1,508
                                                 --------    --------   --------    --------

  Net income                                     $    575    $    910   $  2,693    $  2,605
                                                 ========    ========   ========    ========

Earnings per share:

  Basic                                          $    .37    $   0.58   $   1.74    $   1.64
                                                 ========    ========   ========    ========

  Diluted                                        $    .37    $   0.58   $   1.72    $   1.63
                                                 ========    ========   ========    ========

Weighted average number of shares outstanding:
  Basic                                             1,553       1,569      1,549       1,584
                                                 ========    ========   ========    ========

  Diluted                                           1,567       1,580      1,563       1,600
                                                 ========    ========   ========    ========


RECONCILIATION OF GAAP EARNINGS
 TO PRO FORMA EARNINGS:
Net income per GAAP                              $    575    $    910   $  2,693    $  2,605
Impact of REIT legislation, net of taxes               --          --       (374)         --
Impact of litigation and legal fees,
  net of insurance and taxes                          (53)        165       (329)        165
                                                 --------    --------   --------    --------

  Pro forma earnings                             $    522    $  1,075   $  1,990    $  2,770
                                                 ========    ========   ========    ========


                                      CONSOLIDATED BALANCE SHEET DATA
                                              (IN THOUSANDS)
                                         DECEMBER 31, MARCH 31,
                                            2003        2003
                                          ---------------------
                                          (UNAUDITED)
Total assets                               $478,177   $477,208
Investment securities available for sale     87,719     61,111
Total loans (1)                             358,990    390,464
Allowance for loan losses                     3,473      3,284
Deposits                                    287,095    287,959
Borrowings                                  145,062    144,576
Stockholders' equity                         43,091     39,443

(1) Includes loans held for sale of $305 and $647 at December 31, 2003 and March 31, 2003, respectively.